UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )
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UNIVERSAL TECHNICAL INSTITUTE, INC.

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UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 North 19th Avenue
Suite 200
Phoenix, Arizona 85027
(623) 445-9500
Dear Fellow Stockholder:
          You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we” or “our”), to be held at 8:00 a.m. local time on February 27, 2008, at the Company’s Avondale automotive technician training campus located at 10695 West Pierce Street, Avondale, Arizona 85323.
          At this year’s meeting, you will vote on (i) the election of two directors, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and (iii) any other matters that may properly come before the meeting. We have attached a notice of meeting and a proxy statement that contain more information about these items and the meeting.
          Your vote is important. We encourage you to sign and return your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.
          We look forward to seeing you at the 2008 Annual Meeting of Stockholders.

Sincerely,

/s/ John C. White John C. White
Chairman of the Board
January 15, 2008

UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 North 19th Avenue
Suite 200
Phoenix, Arizona 85027
(623) 445-9500
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
To the holders of common stock of Universal Technical Institute, Inc.:
          The 2008 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company”) will be held at the Company’s Avondale automotive technician training campus located at 10695 West Pierce Street, Avondale, Arizona 85323 on February 27, 2008 at 8:00 a.m. for the following purposes:
1.	To elect two directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2008.

3.	To consider and act upon such other business as may properly come before the meeting.
          Only stockholders of record at the close of business on January 7, 2008 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.
          To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (623) 445-9500.
          We have enclosed our 2007 annual report, including financial statements, and the proxy statement with this notice of annual meeting.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on February 27, 2008
          The proxy statement and 2007 annual report to stockholders are available at www.proxydocs.com/uti.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. YOUR PROXY IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS.

By Order of the Board of Directors,

/s/ Chad A. Freed Chad A. Freed Senior Vice President, General Counsel and Secretary
Phoenix, Arizona
January 15, 2008
***STOCKHOLDER PROXY VOTING ALERT***
As you may know, the New York Stock Exchange (NYSE) is contemplating eliminating broker discretionary voting for the election of directors in the near future. Broker discretionary voting allows your broker to vote on your behalf for many management proposals (such as the election of directors) if you do not instruct your broker how to vote your shares.
If the NYSE does abolish discretionary voting, your broker may no longer be allowed to vote on your behalf. It will be necessary for you to actually vote any proxies you receive in order for your vote to be counted. This change is significant and could cost your Company additional time and money if you, our stockholders, do not take the time to vote your proxies as soon as they are received.
We urge you to vote the enclosed proxy even though this year your broker still has discretionary authority to vote your uninstructed shares. We also request that you vote management proxies you receive in the future to help save us time and money.
Sincerely,
Your Board of Directors

UNIVERSAL TECHNICAL INSTITUTE, INC.
20410 North 19th Avenue
Suite 200
Phoenix, Arizona 85027
(623) 445-9500
PROXY STATEMENT
Annual Meeting of Stockholders
February 27, 2008
General Information
     This Proxy Statement and the enclosed form of proxy are furnished on or about January 15, 2008 to holders of the common stock of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we” or “our”), in connection with the solicitation on behalf of the Company’s Board of Directors of proxies to be voted at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement. The Annual Meeting will be held at 8:00 a.m. local time on February 27, 2008 at UTI’s Avondale automotive technician training campus located at 10695 West Pierce Street, Avondale, Arizona 85323.
     We will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of common stock, and normal handling charges may be paid for such forwarding service. We may solicit proxies by mail or by personal interview, telephone and other electronic communication by our officers and other management employees, who will receive no additional compensation for their services.
     Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to our Secretary at our executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027, or by attending the Annual Meeting and voting in person.
     At the close of business on January 7, 2008, there were 28,268,530 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Only common stockholders of record on January 7, 2008 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter voted upon. Votes may not be cumulated.
Voting Information
     At the Annual Meeting, votes will be counted by written ballot. The presence, in person or by a proxy relating to any matter to be acted upon at the Annual Meeting, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for purposes of the Annual Meeting. For purposes of the quorum requirement and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum.

     Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used in the discussion below, “uninstructed shares” means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority. As used in the discussion below, “broker non-votes” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.
     Election of Directors. Directors are elected by a plurality of the votes cast. That is, the Director nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.
     Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Uninstructed shares are entitled to vote on this matter. Therefore abstentions and broker non-votes will have the effect of negative votes.
     Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting the remaining shares or, except with respect to the election of Directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.
     If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. At the date this Proxy Statement went to press, the Board of Directors did not know of any matters other than those described in this Proxy Statement to be presented at the Annual Meeting.
     Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked, will be voted as directed therein on all matters presented at the Annual Meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named Director nominees and for the proposal to ratify the appointment of the independent registered public accounting firm.

PROPOSAL 1
ELECTION OF DIRECTORS
     Board Structure. Our Board of Directors currently has nine members, the majority of whom are independent directors. The Board is divided into three classes. Directors in each class serve for three-year terms. At each annual meeting, the term of one class expires. Currently, Messrs. Conrad and Knight and Ms. McWaters serve as Class I Directors, Messrs. Penske and White and Ms. Srere serve as Class II Directors, and Messrs. Caputo, Gilmour and Hartman serve as Class III Directors. Mr. Knight is not standing for re-election as a Class I Director at the Annual Meeting. The Nominating and Corporate Governance Committee is currently searching for a candidate to succeed Mr. Knight using the criteria discussed below under “Director Qualifications and Review of Director Nominees.”
     Nominees for Election at this Annual Meeting. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated Conrad A. Conrad and Kimberly J. McWaters for re-election as Class I Directors, each to serve a three-year term ending in 2011, or when the Director’s successor is duly elected. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of Mr. Conrad and Ms. McWaters as Directors.
     The following table and text presents information as of the date of this Proxy Statement concerning the nominees for election as Directors, including in each case their current membership on Committees of the Board of Directors, year first elected a Director and principal occupations or affiliations during the last five years and certain other directorships held.
Director Nominees

		Board	Elected to
Name/Title	Age	Committees	UTI Board
Conrad A. Conrad	61	Audit (Chair) and Compensation	2004
Director

Kimberly J. McWaters	43	None	2005
Chief Executive Officer and President

Conrad A. Conrad	Mr. Conrad has served as a Director on UTI’s Board since February 2004. Mr. Conrad was employed with The Dial Corporation from August 2000 to October 2005, where he served as Executive Vice President and Chief Financial Officer. From 1999 to 2000, Mr. Conrad was engaged in a number of personal business ventures, including providing consulting services to Pennzoil-Quaker State Company, which acquired Quaker State Corporation in December 1998. From 1974 to 1998, Mr. Conrad held various positions, most recently Vice Chairman and Chief Financial Officer, with Quaker State Corporation, a leading manufacturer of branded automotive consumer products and services. Mr. Conrad also serves as a director of Rural/Metro Corporation and Fender Musical Instruments Corporation. Mr. Conrad received an AB in Accounting from The College of William & Mary.

Kimberly J. McWaters	Ms. McWaters has served as UTI’s Chief Executive Officer since October 1, 2003 and as a Director on UTI’s Board since 2005. Ms. McWaters has served as UTI’s President since 2000 and previously served on UTI’s Board of Directors from 2002 to 2003. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing. Ms. McWaters also serves as a director of Penske Automotive Group, Inc. (formerly United Auto Group, Inc.). Ms. McWaters received a BS in Business Administration from the University of Phoenix.
The Board of Directors recommends that you vote “FOR” each of these nominees.
     Continuing Directors. The terms of Roger S. Penske, Linda J. Srere and John C. White are scheduled to end in February 2009 and the terms of A. Richard Caputo, Jr., Allan D. Gilmour and Robert D. Hartman are scheduled to end in February 2010.
     Roger S. Penske, age 70, has served as a Director on UTI’s Board since 2002. Mr. Penske has served as Chairman of the Board and Chief Executive Officer of Penske Automotive Group, Inc., a publicly-traded automotive retailer, since 1999. Mr. Penske has also been Chairman of the Board and Chief Executive Officer of Penske Corporation since 1969. Mr. Penske also serves as a director of General Electric Company, Penske Automotive Group, Inc. (formerly United Auto Group, Inc.) and Internet Brands, Inc.
     Linda J. Srere, age 52, has served as a Director on UTI’s Board since 2005. Ms. Srere is a marketing and advertising consultant. From January 2000 to November 2001, she served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (Y&R). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Ms. Srere served as the Chairman of advertising agency Earle Palmer Brown New York from 1992 to 1994, and served as President of advertising agency Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992. Ms. Srere is also a director of Electronic Arts Inc. She received a BA in Psychology from State University of New York at Oswego.
     John C. White, age 59, has served as a Director on UTI’s Board since 1997 and as Chairman of the Board since October 1, 2005. From October 1, 2003 to September 30, 2005, Mr. White served as UTI’s Chief Strategic Planning Officer and Vice Chairman. From April 2002 to September 30, 2003, Mr. White served as UTI’s Chief Strategic Planning Officer and Co-Chairman of the Board. From 1997 to March 2002, Mr. White served as UTI’s Chief Strategic Planning Officer and Chairman of the Board. Mr. White served as the President of Clinton Harley Corporation (which operated under the name Motorcycle Mechanics Institute and Marine Mechanics Institute) from 1977 until it was acquired by UTI in 1997. Mr. White received a BS in Engineering from the University of Illinois.
     A. Richard Caputo, Jr., age 41, has served as a Director on UTI’s Board since 1997. Mr. Caputo is a partner and managing principal of The Jordan Company, LP, and has been an employee of The Jordan Company, LP and its predecessors and affiliated entities since 1990. The Jordan Company, LP manages, and is an affiliate of, The Resolute Fund, LP. Since 2002, Mr. Caputo has been a member of Resolute Fund Partners, LLC, the general partner of The Resolute Fund, LP. Mr. Caputo is also a director of Safety Insurance Group, Inc., TAL International Group, Inc. and a number of privately-held companies. Mr. Caputo received a BA in Mathematical and Business Economics from Brown University.
     Allan D. Gilmour, age 73, has served as a Director on UTI’s Board since June 2006. From November 1992 until his initial retirement in January 1995, Mr. Gilmour served as Vice Chairman of Ford Motor Company. Most recently, Mr. Gilmour again served as Vice Chairman of Ford Motor Company from May 2002 to February 2005. Mr. Gilmour began his career with Ford Motor Company in 1960.  Over the course of his 34-year tenure at Ford, Mr. Gilmour served in a variety of roles including as President of the

Ford Automotive Group, Executive Vice President, International Automotive Operations and Vice President, External and Personnel Affairs.  He also served as Chief Financial Officer, Vice President and Controller, and President of Ford Motor Credit Company.  Mr. Gilmour also serves on the board of directors of DTE Energy Company. Mr. Gilmour received an AB in Economics from Harvard University and an MBA from the University of Michigan.
     Robert D. Hartman, age 59, has served as a Director on UTI’s Board since 1985 and served as UTI’s Chairman of the Board from October 1, 2003 to September 30, 2005. From 1990 to September 30, 2003, Mr. Hartman served as UTI’s Chief Executive Officer, and from April 2002 to September 30, 2003, Mr. Hartman served as the Co-Chairman of the Board. From 1979 to 1990, Mr. Hartman held several positions with UTI, including Student Services Director, Controller, School Director and President. He was appointed by the Governor of Arizona to the Arizona State Board for Private Post-secondary Education in 1990 and served until 1995. In addition, he has served on the Advisory Council for the Arizona Educational Loan Program, representing the private career school sector. He was founder and former Chairman of the Western Council of Private Career Schools. Mr. Hartman received a BA in General Business from Michigan State University and an MBA in Finance from DePaul University in Chicago.
Corporate Governance and Related Matters
     Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management; and management runs the company’s day-to-day operations. Our Board of Directors currently consists of nine directors, as described above.
     “Independent” Directors. Our Board of Directors has determined that Messrs. Caputo, Conrad, Gilmour, Knight and Penske and Ms. Srere qualify as “independent” in accordance with the published listing requirements of The New York Stock Exchange (“NYSE”). The NYSE’s independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. An explanation of the independence standard used by our Board of Directors, which standard incorporates the NYSE independence definition, is set forth in the Corporate Governance Guidelines adopted by the Board and discussed elsewhere in this Proxy Statement. The Board considers all relevant facts and circumstances in evaluating the independence of its members from management. Immaterial business transactions conducted in the ordinary course of business are not determinative of the issue of independence. As required by the NYSE rules, the Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and has affirmatively determined that each independent director meets the independence standard used by the Board. In making these determinations, the Board reviewed and discussed information provided by the Directors and our management with regard to each Director’s business and personal activities as they may relate to us and our management. The Board also considered each Director’s other relationships that do not involve us or our management such as joint ownership of private aircraft among entities in which two of our Directors have an interest as well as the employment of UTI graduates in the service departments of automotive dealerships owned by an entity of which one of our Directors is an affiliate.
     “Independence” for Audit Committee Members and Audit Committee Financial Expert. In addition, as required by NYSE rules, the members of our Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (“SEC”) for members of audit committees. Our Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Conrad A. Conrad and Allan D. Gilmour have each been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Conrad’s and Mr. Gilmour’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Conrad or Mr. Gilmour any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board.
Board Meetings
          Our Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different board committees as described in this section of the Proxy Statement. Committees regularly report on their activities and actions to the full Board. In addition, the Corporate Governance Guidelines that have been adopted by the Board and which are discussed elsewhere in this Proxy Statement call for regular executive sessions of the non-management Directors (those not employed by UTI). The role of presiding director at regular executive sessions of the non-management Directors rotates on an annual basis. During fiscal 2005, the chairperson of the Audit Committee presided over executive sessions of the non-management Directors. During fiscal 2006, the chairperson of the Compensation Committee assumed the role. During fiscal 2007, the chairperson of the Nominating and Corporate Governance Committee presided over executive sessions of the non-management Directors.
          Interested parties may contact the non-management Directors as a group by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.
          In fiscal 2007, the Board held six meetings. Each Director, with the exception of Roger S. Penske, attended at least 75% of the Board of Director meetings and meetings of committees on which such Director served, during the Director’s tenure as a Director and committee member.
Board Committees and Charters
          In accordance with the NYSE Corporate Governance Rules, we currently have three standing Board committees: Audit, Compensation and Nominating and Corporate Governance. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director in accordance with NYSE standards. Each of the Board committees has a written charter approved by the Board. Copies of each charter are posted on our website at www.uti.edu under the “Investors – Governance” captions. We will provide copies of our Board committee charters upon request made by writing to us at our principal executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.
          The current committee membership is as follows:

	Audit	Compensation	Nominating and Corporate
Director	Committee	Committee	Governance Committee
A. Richard Caputo, Jr.			Chair
Conrad A. Conrad	Chair	✓
Allan D. Gilmour	✓	✓
Kevin P. Knight	✓
Roger S. Penske			✓
Linda J. Srere		Chair	✓
          Audit Committee. Messrs. Conrad, Gilmour and Knight served as members of our Audit Committee during fiscal 2007. The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the independence requirements of the NYSE and the SEC. The Audit

Committee has the responsibility for overseeing, among other things: our accounting and financial reporting processes; the reliability of our financial statements; the effective evaluation and management of our financial risks; our compliance with laws and regulations; and the effective and efficient audit of our financial statements by a qualified independent registered public accounting firm. The Audit Committee met eight times during 2007. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this Proxy Statement.
          Compensation Committee. Messrs. Conrad and Knight and Ms. Srere served as members of our Compensation Committee during fiscal 2007. Mr. Gilmour replaced Mr. Knight on the Compensation Committee effective September 19, 2007. The Board of Directors has determined that each member of the Compensation Committee satisfies the independence requirements of the NYSE. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of our officers. In that regard, the Compensation Committee has the responsibility for, among other things: developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to the Board for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation; determining the annual total compensation for our Named Executive Officers; approving the grants of stock options and other equity-based incentives as permitted under our equity-based compensation plans; reviewing and recommending to the Board compensation for our non-employee Directors; and reviewing and recommending employment agreements, severance arrangements and change-in-control plans that provide for benefits upon a change-in-control, or other provisions for our executive officers and directors, to the Board. The Compensation Committee met ten times during 2007.
          Nominating and Corporate Governance Committee. Messrs. Caputo and Penske and Ms. Srere served as members of our Nominating and Corporate Governance Committee during fiscal 2007. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee has the responsibility for, among other things: identifying individuals qualified to serve as directors of UTI; recommending qualified individuals for election to the Board at the annual meeting of stockholders; recommending to the Board those Directors to serve on each of the Board committees; recommending a set of corporate governance guidelines to the Board; reviewing periodically our Corporate Governance Guidelines and recommending governance issues that should be considered by the Board; reviewing periodically the Board’s committee structure and operations and the working relationship between each committee and the Board; and considering, discussing and recommending ways to improve the Board’s effectiveness. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board regarding the size and the composition of the Board. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must include the candidate’s name, accompanied by relevant biographical information, and must be submitted in accordance with our Bylaws to the attention of our Corporate Secretary at Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027. The Nominating and Corporate Governance Committee met four times during 2007.
Director Qualifications and Review of Director Nominees
          The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by the NYSE and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of UTI’s business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and technological and business experience. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced. In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees. In connection with each director nomination recommendation, the Committee must consider the issue of continuing director tenure and whether the Board will be exposed to new ideas and viewpoints, and will maintain willingness to critically examine the status quo.
Board Attendance at Annual Stockholder Meetings
          The Board does not have a formal policy with respect to the Directors’ attendance at our annual stockholder meetings, but all Directors are encouraged to attend those meetings. All Directors who, at the time, were serving as members of the Board attended last year’s annual meeting of stockholders with the exception of A. Richard Caputo, Jr.
Communication with the Board of Directors
          Stockholders may communicate with the Chairman of the Board, the Directors as a group, the non-management Directors as a group or an individual Director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.
Code of Conduct; Corporate Governance Guidelines
          We have a Code of Conduct (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (“Code”) that applies to all of our employees, including our principal executive officer and principal financial and accounting officer. This Code is posted on our Internet website (www.uti.edu) under the “Investors – Governance” captions.
          We will provide a copy of the Code upon request made by writing to us at our principal executive offices at 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code by posting such information on our website, at the address and location specified above, and, to the extent required, by filing a Current Report on Form 8-K with the SEC disclosing such information.
          As indicated elsewhere in this Proxy Statement, the Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are posted on our website (www.uti.edu) under the “Investors – Governance” captions. We will provide a copy of the Corporate Governance Guidelines upon request made by writing to us at our principal executive offices at the address indicated above and on the first page of this Proxy Statement.

Compensation of Non-Employee Directors
          In fiscal 2007, our non-employee Directors received a $20,000 annual retainer. Each non-employee Director also received an annual award under our 2003 Incentive Compensation Plan (formerly known as our 2003 Stock Incentive Plan) of 1,000 shares of the Company’s common stock and $2,500 per Board meeting attended in person or by telephone. In addition, each non-employee Director received reimbursement for out-of-pocket expenses, including travel expense on commercial flights or the equivalent cost of advance purchase first class commercial travel for non-employee Directors utilizing private aircraft.
          All non-chairperson Directors serving on committees of the Board receive an additional payment of $1,000 for each committee meeting attended in person or by telephone, regardless of whether such committee meeting occurred on the day of a Board meeting for which that Director has been compensated and regardless of how many committee meetings that Director attended on the same day. The chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each received $2,000 for each committee meeting attended, and the chairperson of the Audit Committee received $3,000 for each committee meeting attended. The Audit Committee chairperson received an additional $10,000 annual retainer.
          Directors who are also officers do not receive any separate compensation for serving as directors.
          The following table sets forth a summary of the compensation we paid to our non-employee directors in 2007.

	Fees Earned or	Stock Awards
Name	Paid in Cash ($)	($) (1)	Total ($)
Kevin P. Knight	52,500	23,630	76,130
Allan D. Gilmour	42,000	23,630	65,630
Conrad A. Conrad	79,000	23,630	102,630
A. Richard Caputo, Jr.	39,000	23,630	62,630
Roger S. Penske	33,000	23,630	56,630
Linda J. Srere	53,000	23,630	76,630

(1)	Represents the grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R).
          Beginning October 1, 2007, non-employee Directors will receive a $35,000 annual retainer. In addition, each Director will receive 1,250 shares of the Company’s common stock. The chairperson of the Nominating and Corporate Governance Committee will receive an additional annual retainer of $12,000. The chairperson of the Compensation Committee will receive an additional annual retainer of $15,000 and the chairperson of the Audit Committee will receive an additional annual retainer of $20,000. All non-chairperson Directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional annual retainer of $6,000. All non-chairperson Directors serving on the Audit Committee will each receive an additional annual retainer of $8,000. No Director will receive additional compensation for meeting attendance.
          We indemnify our Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is permitted by our Certificate of Incorporation. We have also entered into agreements with our Directors, contractually obligating us to provide this indemnification to them.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm with respect to our financial statements for the year ending September 30, 2008. In taking this action, the Audit Committee considered PricewaterhouseCoopers LLP’s independence with respect to the services to be performed and other factors that the Audit Committee and the Board of Directors believe are advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of independent registered public accounting firm is not ratified by a majority vote of the shares of common stock present or represented at the Annual Meeting, it will be considered as a direction to the Audit Committee to consider the selection of a different firm.
The Board of Directors recommends that you vote “FOR” approval of the ratification of PricewaterhouseCoopers LLP.
Fees Paid to PricewaterhouseCoopers LLP
          As more fully described below, all services to be provided by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.
          The following table shows the fees that we accrued for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2007 and 2006.

	2007	2006
Audit Fees	$893,644	$913,356
Audit-Related Fees	—	—
Tax Fees	23,825	29,668
All Other Fees	—	—

Total	$917,469	$943,024

          Audit Fees. Audit fees for the years ended September 30, 2007 and 2006 relate primarily to services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting included in our annual report on Form 10-K, for the limited reviews of the financial information included in our quarterly reports on Form 10-Q and accounting consultations relating to certain leasing transactions.
          Tax Fees. This category consisted principally of professional services rendered by PricewaterhouseCoopers LLP, primarily in connection with our tax compliance activities, including technical and tax advice related to the preparation of tax returns.
          It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to any appropriate questions from stockholders.

Audit Committee Pre-Approval Procedures for Services Provided by the Independent Registered Public Accounting Firm
          Pre-Approval of Audit Services. The Audit Committee shall meet with the independent registered public accounting firm prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent registered public accounting firm in connection with the audit.
          Pre-Approval of Non-Audit Services. The Audit Committee shall review and approve in advance the retention of the independent registered public accounting firm for any non-audit service that is not prohibited by the Sarbanes-Oxley Act of 2002 (the “Act”), provided, however, that:
(a)	permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and

(b)	as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services:
(i)	that account, in the aggregate, for less than 5% of the total fees paid by the company to its independent registered public accounting firm during the fiscal year in which such non-audit services are provided;

(ii)	that the company did not recognize as “non-audit” services at the time of the engagement, and

(iii)	that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).
The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent registered public accounting firm pursuant to clause (b) above will be disclosed by the Company as required pursuant to Section 202 of the Act in the applicable reports filed with the Securities and Exchange Commission.
AUDIT COMMITTEE REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2007
          The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.uti.edu under the “Investors – Governance” captions. The Audit Committee met eight times during 2007. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.
          In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss the Company’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K, any material changes in accounting policies used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the SEC, and the items required to be discussed by Statement of Auditing Standards No. 61,

Communications with Audit Committees (“SAS 61”), as amended, with respect to annual financial statements, and Statement of Auditing Standards No. 100, Interim Financial Information, with respect to quarterly financial statements.
          The Audit Committee met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s financial statements, management’s assessment of the Company’s internal control over financial reporting, and the significant accounting policies applied by management in the preparation of the Company’s financial statements, as well as any alternative accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by SAS 61.
          In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent registered public accounting firm such firm’s independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to the Company is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
          The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting, and other matters required to be discussed by SAS 61.
          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007, for filing with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008.

The Audit Committee:

Conrad A. Conrad (Chair)
Allan D. Gilmour
Kevin P. Knight

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
          We maintain the Management 2002 Stock Option Program (the “2002 Plan”) and the 2003 Incentive Compensation Plan (the “Incentive Compensation Plan”) pursuant to which we may grant equity awards to eligible persons.
          Management 2002 Stock Option Program. The 2002 Plan was adopted by our Board of Directors and became effective in April 2002. A maximum of 783,000 shares of common stock may be issued under the 2002 Plan, which is administered by our Compensation Committee.
          The 2002 Plan provides for the grant of incentive and non-qualified stock options to our employees and employees of related companies, including officers and employee directors, and non-statutory options to other persons providing material services to us or related companies. A non-employee director is not eligible to receive an award.
          As of September 30, 2007, we issued 190,111 shares of common stock upon the exercise of options granted under the 2002 Plan. In addition, 500,041 shares of common stock are issuable pursuant to options granted under the 2002 Plan, at a weighted average exercise price of $4.40 per share. We do not intend to grant any additional options under the 2002 Plan.
          2003 Incentive Compensation Plan. The Incentive Compensation Plan was adopted by our Board of Directors and approved by holders of the majority voting power of our voting stock and became effective in December 2003. The Incentive Compensation Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses. The Incentive Compensation Plan authorizes the issuance of up to 4,430,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.
          Awards under the Incentive Compensation Plan may be granted to employees, Directors, consultants and advisors to the Company or any of our subsidiaries. However, only employees (including officers and Directors who are also employees) of the Company or any of our subsidiaries may receive incentive stock options under the Incentive Compensation Plan. The Incentive Compensation Plan is administered by our Compensation Committee.
          As of September 30, 2007, we issued 187,218 shares of common stock upon the exercise of options granted under the Incentive Compensation Plan, at a weighted average exercise price of $20.57 per share. In addition, 1,171,588 shares of common stock are issuable pursuant to options granted under the Incentive Compensation Plan, at a weighted average exercise price of $24.73 per share.
          As of September 30, 2007, we granted 358,049 shares of restricted stock, net of 67,328 shares forfeited, under the Incentive Compensation Plan, of which 330,660 shares are still subject to restrictions. During the year ended September 30, 2007, restrictions lapsed with respect to 27,389 shares, of which 9,808 shares were withheld to settle individual participant tax obligations.

          The following table summarizes our equity compensation plan information as of September 30, 2007. Information is included for both equity compensation plans approved by the stockholders and equity plans not approved by the stockholders.

Common shares
		Weighted-average	remaining available for
	Common shares to be	exercise price of	future issuance under
	issued upon exercise of	outstanding	equity compensation
	outstanding options,	options, warrants	plans (excluding shares
	warrants and rights	and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by UTI stockholders	2,515,176 (1)	$21.25	1,870,395

Equity compensation plans not approved by UTI stockholders	—	—	—

Totals	2,515,176	$21.25	1,870,395

(1)	Of these shares, options to purchase 500,041 shares were outstanding under the 2002 Plan and options to purchase 2,015,135 were outstanding under the Incentive Compensation Plan.
          2003 Employee Stock Purchase Plan. We sponsor an employee stock purchase plan that permits eligible employees, as defined in the plan, to purchase up to 10% of an employee’s annual base and overtime pay at a price equal to 95% of the fair market value of a share of stock on the last day of the offering period. We amended the employee stock purchase plan in 2005 to address changes in the financial accounting treatment of employee stock purchase plans. Prior to the amendment to the plan, eligible employees were permitted to purchase up to 10% of the employee’s annual base and overtime pay at a price of no less than 85% of the price per share of our common stock either at the beginning or the end of the six-month offering period, whichever was less. Our Compensation Committee administers the employee stock purchase plan. The Board of Directors may amend or terminate the plan. The employee stock purchase plan complies with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended.
OTHER MATTERS
          The Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board may recommend.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Philosophy and Objectives
          UTI’s compensation and benefits programs are designed to attract, reward, motivate and retain top tier executive talent possessing the key skills and abilities necessary to achieve success for our customers, stockholders, employees and strategic partners. We believe that in this highly competitive market for top executive talent, it is critical that we provide our executives with incentives to excel, be internally and externally equitable, and promote a culture of innovation and results-oriented customer service.
          We believe an effective compensation program rewards the achievement of short-term, long-term and strategic goals that are closely aligned with the interests of our stockholders. Therefore, we believe that a meaningful portion of each executive’s total compensation opportunity should be at risk and payable only if the executive’s performance benefits the interests of our stockholders. We expect that this emphasis on performance-based compensation will contribute to our long-term success and increase the value of our stockholders’ investment.
          Consistent with our compensation philosophy, the objectives of our compensation and benefits programs are to:
•	Attract and retain top talent from a broad array of industry and company backgrounds by offering the potential for aggregate compensation above the median of our industry.

•	Align compensation with the achievement of financial and operational performance goals that foster the creation of long-term stockholder value, while maintaining appropriate focus on near-term performance.

•	Drive behaviors which advance UTI’s mission of purpose, people and profit.

•	Align incentive programs with performance goals so that the level of incentive compensation is commensurate with the level of performance.
          Our compensation and benefits programs are driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our Named Executive Officers, as defined herein, based on their management of UTI in the context of current business and economic conditions and the Company’s performance relative to its industry peers. We also evaluate each executive’s performance relative to his or her individual attainment of key goals and the success of the Named Executive Officers, as a team, in achieving our operating objectives. Because our Named Executive Officers have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace.
Elements of the Compensation Program and Key Goals
          Our executive compensation program is designed around the concept of total direct compensation. Total direct compensation refers to the combined elements of base salary, annual incentive, and long-term incentive pay. In setting the appropriate level of total direct compensation, we review industry and peer group compensation data in order to set executive pay at a level that is competitive and that will attract and motivate top talent, while keeping the overall pay levels aligned with stockholder financial interests and commensurate with job responsibilities (internal equity).

          The table below sets forth each element of our compensation program, the rationale for our selection of that element, what each element is designed to reward, and how the Compensation Committee determines the appropriate amount or value of each element.

Compensation	Why the Element was	What the Element is	How the Appropriate Value of
Element	Chosen	Designed to Reward	Each Element is Determined
Base Salary	Provides appropriately competitive form of fixed cash compensation commensurate with job responsibilities.	Core competencies, experience and required skills in senior leadership position.	Base pay for our Named Executive Officers is targeted between the median and 75th percentile of our composite comparison group. (1)

Annual Cash Incentive	Focuses Named Executive Officers on the achievement of short-term Company goals and provides meaningful annual reward upon achievement of such goals.	Variable component intended to reward contributions to the Company’s short-term business objectives and achievement of individual goals.	The full target incentive bonus is targeted to be at or slightly above the median target incentive levels expressed as a percentage of base pay for companies of our size and revenue. (2)

Long-Term Incentives: Stock Options and Restricted Stock	Focuses Named Executive Officers’ efforts on the behaviors within their control that we believe will ensure the long-term health and success of the Company, as measured by increases in UTI’s stock price over a period of several years, growth in UTI’s earnings per share and other elements. Provides equity-based reward linked to performance of UTI stock. Multi-year vesting acts as a retention mechanism for key talent. Further aligns the interests of employees with our stockholders. Encourages ownership of UTI stock.	Variable component intended to reward contributions to the long-term success of the Company and the achievement of its mission and key business objectives, and each Named Executive Officer’s commitment to the interests of Company stakeholders.	Long-Term Incentive values are targeted to be at the median of companies of our size and revenue. (2)

Total Direct Compensation	Total direct compensation refers to the combined elements of base salary, annual incentive, and long-term incentive pay.	Please see sections above for Base Salary, Annual Cash Incentive and Long Term Incentives.	We target total direct compensation between the median and the 75th percentile of our composite comparison group. (1)

Welfare Benefits: Health, Life and Disability Benefits	Competitive benefits package is essential for recruiting and retention and is part of the Company’s broad-based total compensation program. Provides access to health care and protection from catastrophic financial events such as illness, injury or death.	Named Executive Officers participate in employee benefit plans generally available to all Company employees, including health, life and disability plans.	Health, life and disability benefits are benchmarked annually using the Towers Perrin 2007 Health Plan Cost Survey which covers approximately 9.6 million U.S. employees, retirees and dependents. We target the median of this data to maintain competitive benefit levels.

Retirement Benefits	Retirement benefits are a key component of a competitive compensation package. Assists the Named Executive Officer with financial preparation for retirement.	Named Executive Officers may participate in the Company’s 401(k) Plan which is generally available to eligible Company employees.	We benchmark our 401(k) plan annually against general industry utilizing data from our 401(k) administrator’s (T. Rowe Price) client database, and target median levels for this benefit. We are below median on the availability of other retirement benefits such as deferred compensation or pension plans (which we do not offer).

Compensation	Why the Element was	What the Element is	How the Appropriate Value of
Element	Chosen	Designed to Reward	Each Element is Determined
Severance, Change-in-Control, and Other Post-Employment Benefits	Severance and change-in-control agreements are designed to facilitate the Company’s ability to attract and retain executives in a competitive marketplace that commonly offers such protections. Our CEO, CFO and Chairman have employment agreements that provide severance benefits. Severance benefits ease an employee’s transition in the event of an unexpected termination due to changes in the Company’s employment needs. Change-in-control agreements encourage employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes and aids in retaining employees during such critical times. Post-employment medical benefits for the Chairman were negotiated as a part of a business merger.	Rewards service and tenure and recognizes the need for financial security for key executives when employment ends. Rewards focus on the Company’s ongoing needs within the changing landscape of the for-profit education industry.	We review prevalent practice by utilizing existing survey data regarding employment and severance agreements, and change-in-control benefits to ensure our benefits are consistent with current practice for companies of our size and revenue.

In reviewing external competitive data with regard to these arrangements, we also consider best practices for specific components of these agreements.

Additional Benefits and Perquisites	Executive physicals are provided to assist our executive officers with the proactive monitoring of their health. Company-paid premiums and the Executive Medical Plan serve as competitive recruiting and retention tools. Additional Term Life Insurance recognizes the greater salary replacement need for our executives officers’ dependents and beneficiaries in the event of an executive’s death.	Given the rigorous demands of an executive officer role, we have a vested interest in their proactive focus on their own health and security.	Our philosophy is to limit the number of perquisites and benefits. Through available survey and proxy data, we have been able to assess that our perquisites are minimal in comparison to other similar organizations.

(1)	See the discussion under the heading “Benchmarking of Executive Compensation” within this Compensation Discussion and Analysis for a discussion of the composite comparison group.

(2)	We utilize job-specific compensation survey data from general industry organizations with target revenue of approximately $375 million. Compensation surveys used in 2007 were Mercer’s Benchmark Database and Watson Wyatt’s Top Management Compensation Survey.
Oversight of the Executive Compensation Program
          Compensation Committee Purpose, Composition, Schedule and Responsibilities
          The Compensation Committee carries out the Board’s responsibilities relating to compensation of the Company’s senior executives. The Compensation Committee also oversees and advises the Board on adoption of, or changes to, policies that govern employee compensation and benefits, including incentive compensation and equity-based compensation.
          The Compensation Committee is comprised of three or more directors (currently, there are three) who qualify as all of the following: (i) independent directors under applicable NYSE rules; (ii) “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended; and (iii) “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. Members of the Compensation Committee are nominated by the Nominating and Corporate Governance Committee and elected by a majority vote of the Board to serve a one-year term.
     The Compensation Committee is required by its charter to meet at least two times annually or more frequently as the Committee deems appropriate. In fiscal year 2007, the Compensation Committee met ten times.
     The Compensation Committee is responsible for reviewing and amending the Company’s overall executive compensation philosophy, structure, and the goals and objectives relating to executive compensation paid to the Chief Executive Officer, Chairman, Senior Vice Presidents and any other executives senior to the level of Senior Vice President, if applicable (SVPs).
     In determining the appropriate level of compensation, the Compensation Committee reviews the results of the Nominating and Corporate Governance Committee’s annual performance review of the Chief Executive Officer and Chairman. Based on this evaluation and a review of these executives’ total compensation, the Compensation Committee makes recommendations to the Board for approval.
     The Compensation Committee reviews the Chief Executive Officer’s annual performance review of each of the SVPs taking into consideration the Company’s executive compensation goals and objectives and, based on this review, is responsible for the approval of each component of each SVP’s compensation. The Committee also reviews and approves adjustments for SVP promotions or hires and contingent obligations such as severance, change-in-control or similar arrangements.
     Timing and Process
     The Compensation Committee regularly reviews and approves our executive compensation and benefits programs to ensure that they are: (i) designed to serve our broader strategic goals of profitable growth; (ii) designed to reward the achievement of our financial and operational performance metrics that lead to the creation of long-term stockholder value; and (iii) consistent with good corporate governance practices and our corporate culture. In 2007, the Compensation Committee conducted this review in the Fall for base and incentive components of the Named Executive Officers’ compensation. The Compensation Committee benchmarked long-term incentive values in February.
     In determining the appropriate level of compensation for our Named Executive Officers, the Compensation Committee received the assistance of Mercer and Compensia, Inc. (Compensia). Both Mercer and Compensia are independent, third party consulting firms. For a more complete discussion on the role of Mercer and Compensia, please refer to “Role of Compensation Consultants” below.
     In assessing the competitiveness of our compensation programs, the Compensation Committee reviews the total direct compensation opportunities, both short- and long-term, while at the same time analyzing the competitiveness of each component of compensation. The complete mix of pay components is monitored and compared to peer company practices to ensure appropriate pay leverage is maintained in the overall compensation package and in equity-based incentives that emphasize long-term stockholder value creation.
     Role of Executive Officers in Determining Compensation
     Our Chief Executive Officer makes recommendations to the Compensation Committee as to the base salaries, target bonus, and long-term incentive grant levels of the SVPs, including the Named Executive Officers (other than the CEO). The CEO’s recommendations are based on data provided by Mercer and analyses provided by Compensia as well as the CEO’s evaluation of each officer’s performance.

     Role of Compensation Consultants
     The Compensation Committee received and continues to receive assistance from Mercer and Compensia in fulfilling its duties. Mercer, which was retained by the Company’s management, assisted in assessing the competitiveness of our compensation policies and programs. Mercer’s analyses benchmarked our executive compensation levels against companies in our peer group that have executive positions with responsibilities similar in breadth and scope to ours and that compete with us for executive talent. Mercer’s analyses also utilized external market data compiled from executive compensation surveys. We engaged Mercer on a specific project basis and instructed them to research the Company’s compensation practices for its eleven senior executive positions using published survey sources and proxy data from the Company’s peer companies. We also requested Mercer to provide compensation data for base pay, total cash compensation, and long-term incentive practices for each of the senior executive positions.
     Compensia, which was retained by the Compensation Committee, assisted in preparing and developing the appropriate peer comparison group used in benchmarking competitive compensation levels. Compensia provided advice and analysis to the Compensation Committee with respect to the propriety and competitive value of long-term incentive grants, and employment and change-in-control agreements. Compensia works at the direction of, and reports directly to, the Compensation Committee. Compensia does not perform any services for UTI management unless directed to do so by the Compensation Committee. The Compensation Committee’s engagement with Compensia is for an indefinite period and encompasses advisory services such as periodic review of executive compensation philosophy, competitive assessment of executive compensation levels and pay-for-performance linkage, executive cash and broad-based equity incentive program design, review of executive contracts and other ad hoc support.
Benchmarking of Executive Compensation
     Peer Group Description and List
     To evaluate the competitiveness of our executive compensation program, we compare our pay levels with a peer comparison group comprised of companies in the for-profit education industry with similar market capitalization and net revenues. Our comparison group for fiscal 2007 includes the following companies: Corinthian Colleges, Inc.; DeVry, Inc.; Educate, Inc.; GP Strategies Corporation; ITT Educational Services, Inc.; Laureate Education, Inc.; Learning Tree International, Inc.; Lincoln Educational Services Corporation; Nobel Learning Communities, Inc.; Plato Learning, Inc.; Strayer Education, Inc.; and The Princeton Review, Inc. We also collected job-specific compensation survey data from general industry organizations with target revenue of approximately $375 million. Compensation surveys used in 2007 were Mercer’s Benchmark Database and Watson Wyatt’s Top Management Compensation Survey. Data from these surveys is averaged with the data from our peer comparison group to create a composite comparison group.
     When targeting the appropriate level of compensation relative to the composite comparison group, we analyze and compare our financial performance (measured by Earnings Before Interest and Taxes (EBIT) growth, EBIT Margin, Return On Net Assets and Total Shareholder Return) to the comparison group. Based on this analysis, we target base salaries at the appropriate percentile of the market data, which for 2007 was between the median and the 75th percentile. In establishing competitive base salaries, we also consider the levels of base pay at industry organizations outside of our comparison group from which we recruit executives and to whom we are most likely to lose talent. Our analysis of base pay levels at these other organizations has reinforced our commitment to target total direct compensation between the median and the 75th percentile of the composite comparison group.
     To establish the target levels of long-term incentive compensation, we review the difference between each Named Executive Officers’ total cash compensation (base salary and bonus) and the market median total direct compensation (base salary, bonus and long-term incentive). The target for our long-term incentive grant is based on the aggregate dollar value of this difference which ensures that the total direct compensation of our Named Executive Officers is in line with total direct compensation paid by our competitors.
     As part of its annual compensation review of Named Executive Officers, the Compensation Committee also analyzes benchmark data provided by Mercer showing the market median bonus levels as a percentage of salary. The Compensation Committee has determined that the full target incentive bonus should be at or slightly above the median target incentive levels expressed as a percentage of base pay for companies of our size and revenue.
Components of the Executive Compensation Program
     Base Salaries
     The Compensation Committee annually reviews and approves the base salaries of the Named Executive Officers utilizing the benchmarking procedures described above. Apart from benchmarking, base salaries are influenced by a variety of objective and subjective factors such as the level of responsibility, experience and individual performance and internal equity considerations.
     In December 2006, consistent with the Compensation Committee’s goal to target base pay between the median and 75th percentile of the Company’s peer group, the Compensation Committee approved increases to the base salaries of the Named Executive Officers by 38% for both Kimberly McWaters and John White, 14.5% for Jennifer Haslip, 9.8% for David Miller, 9.3% for Larry Wolff and 15.6% for Sherrell Smith. Larry Wolff received an additional increase of 6.4% in March 2007 when his responsibilities were increased to include the strategic planning function for the Company.
     In December 2007, the Compensation Committee approved a merit increase for Larry Wolff in the amount of 3.7%. Effective January 2008, Sherrell Smith was promoted to Executive Vice President of Operations and received a promotional increase in salary of 15.4%.
     Annual Incentive Plan
     The annual incentive plan provides the Named Executive Officers with the opportunity to earn performance-based awards based on the achievement of specific performance goals for the fiscal year. The performance goals are based on specific business criteria for the Company and are measured on either a consolidated basis, and/or by subsidiary, division, business or geographical unit. All of our Named Executive Officers, with the exception of Kimberly McWaters, participate in the Executive Officer Incentive Plan. For fiscal year 2007, Kimberly McWaters’ incentive compensation award was granted under the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan.
     For our fiscal year 2007, the Compensation Committee established performance goals for all Named Executive Officers in both the Executive Officer Incentive Plan and the 2003 Incentive Compensation Plan based on Earnings Before Interest and Taxes (EBIT) margin percentage (EBIT divided by net revenue), Capacity Utilization/Average Undergraduate Student Enrollment (year on year), and Contract Growth (year on year). Each goal comprised 33.33% of the overall bonus target for each Named Executive Officer. All goals were measured on a Company-consolidated basis for the Named Executive Officer group. These metrics were chosen because they captured the Company’s fiscal year business need to drive focus on greater profitability, increased student capacity and growth of the business. Each metric was viewed to be equally important.
     The Compensation Committee approved the following bonus targets and payout levels for fiscal year 2007:

2007 Named Executive Officer Target Bonus as a % of Base

Kimberly J. McWaters	75%
John C. White	60%
Jennifer L. Haslip	45%
David K. Miller	45%
Larry H. Wolff	45%
Sherrell E. Smith (1)	45%

(1)	Mr. Smith’s target bonus was increased to 50% commensurate with his promotion to Executive Vice President of Operations effective January 2008.
Fiscal Year 2007 Performance Categories and Payout Levels

	Bonus Payout	Capacity	Bonus Payout	Contract	Bonus Payout
EBIT Margin	% for	Utilization	% for	Growth	% for
Percentage	Component	Percentage	Component	Percentage	Component
8.3%	20.0%	63.4%	20.0%	10.0%	10.0%
8.9%	25.0%	64.4%	25.0%	11.1%	20.0%
9.6%	35.0%	65.4%	35.0%	12.2%	30.0%
10.2%	50.0%	66.4%	50.0%	13.3%	50.0%
10.6%	70.0%	67.4%	70.0%	14.4%	70.0%
10.9%	100.0%	68.4%	100.0%	15.9%	100.0%
     Capacity Utilization and Contract Growth results for fiscal year 2007 did not meet the minimum thresholds for payment. The minimum threshold level for each metric is set forth in the first row of the chart above and was the minimum target level that had to be reached in order for any bonus amount attributable to that metric to be paid. The Company did exceed 8.3% EBIT margin percentage resulting in a payout to the Named Executive Officers of 20% of that component for a total bonus payout of 6.66% of their target bonus percentage (20% × 33.3%).
     In November 2007, the Compensation Committee approved the 2008 Executive Officer Incentive Plan and the 2008 incentive plan for Kimberly McWaters under the Company’s 2003 Incentive Compensation Plan. The Compensation Committee has determined that for 2008, performance-based awards for all Named Executive Officers will be based solely on EBIT and measured on a consolidated basis. The decision to focus on EBIT was driven by the Company’s focus on increasing revenue and containing costs. In December 2007, the Compensation Committee approved a maximum bonus payout that would pay up to 115% of the target bonus (75% of base salary) to Kimberly McWaters if EBIT target goals are exceeded. While it is not likely that the EBIT target goal will be exceeded in fiscal year 2008, the Compensation Committee believes that it is important to reward performance that significantly exceeds expectations. For the target bonus to be achieved, the Company must recognize a thirty percent increase in EBIT over fiscal year 2007. To achieve the maximum payout, fiscal year 2008 EBIT would have to outperform fiscal year 2007 EBIT by 42%.
     Long-Term Incentive Compensation
     2007 Grant
     In February 2007, the Compensation Committee approved grants of stock options and restricted stock to the Named Executive Officers using the benchmarking process described above. The Compensation Committee considered the Company’s profitability, the impact of FAS 123R which required recording expense related to stock options, competitive market data, and each officer’s level of responsibility, when it made grant design determinations. The Compensation Committee also designed the grants with a view to increasing employee retention and encouraging ownership of Company stock. In 2007, each of our Named Executive Officers received 75% of his or her grant value in restricted stock and 25% in stock options. Stock options vest ratably over four years. Restrictions on the shares of restricted stock lapse at a rate of 50% two years from the grant date and 25% each year thereafter.
     The Compensation Committee decided to grant most of the value of the long-term incentive award in the form of restricted stock based on competitive market practice, the composition of the award in prior years and the effects of the award on retention and UTI stock ownership. From 2003 to 2005, all of our long-term incentive awards were in the form of stock options. In 2006, we began to include restricted stock as a small portion (15% to 25%) of the overall grant award. To address our retention needs and to increase the immediate level of ownership of UTI stock among our Named Executive Officers, the Compensation Committee increased the proportion of restricted stock to stock options in the 2007 grant. In reaching this decision, the Compensation Committee reviewed the retention value of each Named Executive Officer’s existing holdings of options and restricted stock as well as the projected future value of these holdings and the dilutive effect of granting options versus restricted stock. The Compensation Committee believes a blend of stock options and restricted stock provides the best retention mechanism. Retaining 25% of the award in the form of stock options was also important to align the incentive value to the interest of stockholders, since options only increase in value when the stock price increases. Because FAS 123R requires that the Company now expense stock options at a value less than the value of restricted stock (depending on a number of factors used in the Black Scholes valuation model), options can be provided in greater number to each Named Executive Officer. Offering restricted stock, which retains some value for the executive during difficult business climates, ensures that the long-term incentive maintains some retention value to our Named Executive Officers. Taking all of this into account, the Compensation Committee determined that for the 2007 grant, the blend of 25% stock options and 75% restricted stock provided the best mix of stockholder alignment and employee retention.
     Equity Grant Timing and Practices
     Pursuant to the Company’s equity granting policy and procedures, equity awards are made upon the recommendation of the Compensation Committee with approval from the independent members of the Board during an open trading window. Stock Options are awarded with an exercise price equal to the closing price of UTI’s stock on the New York Stock Exchange on the date of approval and may never be less than fair market value. Grants to newly hired or promoted executive officers who are eligible to receive options or stock awards are proposed for approval at the Board’s next regularly scheduled meeting that occurs during an open trading window following the officer’s hire or promotion. Grant timing will be applied consistently and shall under no circumstances occur outside of an open trading window. Equity grant award levels are based on market data and vary among participants based on their positions within the Company and, for 2007, were granted at the Board’s regularly scheduled February meeting. Documentation of the award is distributed to the recipients promptly following approval by the Board.
     General Benefits and Executive Perquisites
     We offer a health and welfare benefits package to all eligible employees that includes coverage for medical, dental, disability, life, accidental death and dismemberment, vision, flexible spending, education assistance, employee assistance and business travel accident. Please see the table above under the heading “Elements of the Compensation Program and Key Goals” for detailed information on the Named Executive Officers’ benefits and perquisites.
     The costs of the perquisites and personal benefits for the Named Executive Officers for the fiscal year ended September 30, 2007 are included in the All Other Compensation column of the Summary Compensation Table.

     Post-Employment Compensation Programs
     Retirement Benefits
     We offer a 401(k) plan which is generally available to all employees to assist them in saving for retirement. After the first year of employment, we match 50 cents on each dollar saved up to the first 5% of eligible pay contributed to the plan. A five-year vesting schedule applies to all Company matching contributions.
     Employment Agreements
     We have employment agreements with three of our Named Executive Officers—Kimberly McWaters, John White and Jennifer Haslip—that provide certain post-employment severance and benefits if we terminate the officer’s employment other than for cause. Generally speaking, “cause” includes conviction of a felony or other crime involving embezzlement or misuse of funds, a knowing breach of the fiduciary duties owed by the executive to the Company, or a failure to perform the executive’s material duties or a neglect of same.
     While the details of these agreements vary, each generally provides for salary payments to continue following termination. No agreement provides for salary payments beyond 18 months following termination.
     Our agreement with Jennifer Haslip provides that if she is terminated without cause or terminates her employment for good reason (as defined in the agreement) within 12 months of a change-in-control, she will also receive 12 months of Company-paid COBRA premiums and reasonable outplacement assistance. Ms. Haslip would also receive a cash lump sum payment in an amount equal to, with respect to each non-vested option to purchase UTI stock held by her that would have vested within the twelve month period following her date of termination, the excess, if any, of the then fair market value of UTI stock over the exercise price of the option. Generally speaking, “good reason” is defined as a material reduction in Ms. Haslip’s authority, perquisites, position or responsibilities (other than a reduction which affects all of our senior executives on a substantially equal or proportionate basis), or a requirement that Ms. Haslip relocate outside the Phoenix, Arizona metropolitan area. On December 18, 2007, we announced that Ms. Haslip will be leaving the Company on or about March 31, 2008. We have commenced a search for Ms. Haslip’s replacement and anticipate that she will continue working with us in the same capacity until such time as her replacement is identified and integrated. We expect to enter into an agreement with Ms. Haslip outlining the terms of her continued service to, and separation from, the Company.
     Our agreement with John White provides that if he is terminated without cause or terminates his employment for good reason, his medical benefits will continue to be provided by the Company until age 65.
     For more information, please see the tables below under the heading “Potential Payments Upon Termination or Change-in-Control” and the information set forth under the heading “Employment-Related Arrangements.”
     Change-in-Control Agreements
     We have entered into change-in-control agreements with those Named Executive Officers who do not have employment agreements with us. These agreements provide that if the executive is terminated without cause or terminates employment for good reason within one year of a change-in-control, the executive will continue to receive salary payments for 12 months and will receive a prorated bonus calculated by multiplying the executive’s target bonus percentage by the executive’s fiscal year salary earned through the date of termination. The executive is also entitled to receive 12 months of paid health benefits continuation and outplacement services.

     For more information, please see the tables below under the heading “Potential Payments Upon Termination or Change-in-Control.”
Accounting and Tax Considerations
     Internal Revenue Code Section 162(m) limits our ability to deduct non-performance based compensation in excess of $1.0 million that we pay to certain of our executive officers. In 2007, we did not pay non-performance based compensation in excess of the $1.0 million limit to any of our executive officers and we do not expect to exceed the limit in 2008. The Compensation Committee intends for all incentive compensation paid to the Named Executive Officers to be deductible for federal income tax purposes to the greatest extent possible.
     Our 2003 Incentive Compensation Plan, which was approved by our stockholders, permits the award of stock options, performance shares, performance units, stock appreciation rights, performance-based awards and cash bonuses that qualify as performance-based compensation and are therefore fully deductible under section 162(m) of the Code.
     We adopted Statement of Financial Accounting Standards No. 123R (FAS 123R) effective for our 2006 fiscal year. In determining equity compensation awards for 2007, we generally considered the potential expense of those awards under FAS 123R and their impact on earnings per share. We concluded that the award levels were in the best interests of stockholders given competitive compensation practices among our peer companies, the awards’ potential expense, our performance, and the impact of the awards on employee motivation and retention.
     The American Jobs Act of 2004 added Section 409A to the Internal Revenue Code. Section 409A revises the tax rules governing non-qualified deferred compensation strategies. We will continue to review Section 409A and its rules and regulations and may adapt our compensation arrangements to them.
Compensation Committee Interlocks
     Ms. Srere and Messrs. Conrad, Gilmour and Knight served as members of our Compensation Committee during fiscal 2007. None of these Directors was an executive officer or otherwise an employee of UTI before or during such service, and no executive officer of UTI served on any other company’s compensation committee.

Summary Compensation Table
     The following table summarizes the compensation we paid our Chief Executive Officer, our Chairman of the Board, our Chief Financial Officer and the three most highly compensated executive officers of the Company, as well as the compensation for David K. Miller, our former Senior Vice President of Campus Admissions, who we refer to collectively as the “Named Executive Officers.”

					Non-Equity
			Stock		Incentive Plan	All Other
			Awards ($)	Option	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	(1)	Awards ($) (2)	($) (3)	($)	Total ($)
Kimberly J. McWaters	2007	547,746	123,139	682,335	27,084	34,107 (4)	1,414,411
Chief Executive Officer, President and Director

Jennifer L. Haslip	2007	254,288	39,844	328,590	7,591	30,199 (5)	660,512
Senior Vice President, Chief Financial Officer and Treasurer

John C. White (6)	2007	476,167	75,584	392,672	15,385	28,644 (7)	988,452
Chairman of the Board

David K. Miller	2007	254,462	16,389	112,527	7,948	43,781 (8)	435,107
Former Senior Vice President of Campus Admissions

Larry H. Wolff	2007	240,192	39,844	126,742	7,165	21,576 (9)	435,519
Senior Vice President and Chief Information Officer

Sherrell E. Smith	2007	258,366	36,471	127,011	7,578	25,785 (10)	455,211
Executive Vice President of Operations

(1)	Reflects the 2007 expense under FAS 123R for restricted stock awards granted to the Named Executive Officers. The fair value of these awards is based on the closing market price of our common stock on the date of grant. The restrictions on the shares of restricted stock awarded lapse according to specific schedules over a period of four years.

(2)	The value of stock option awards included within this column reflect the dollar amount recognized in our consolidated financial statements for the fiscal year ended September 30, 2007, in accordance with FAS 123R, except that the amount is adjusted for actual forfeitures not the estimated forfeitures required under FAS 123R. Additional information regarding the assumptions used to estimate the fair value of the stock option awards is included in Note 12 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2007 fiscal year. Each of the options vests ratably on an annual basis over a four-year period, provided that the option recipient continues to be employed by us on such dates.

(3)	With respect to Kimberly J. McWaters, represents amounts earned under the 2003 Incentive Compensation Plan. With respect to all other Named Executive Officers, represents amounts earned under our Executive Officer Incentive Plan for our 2007 fiscal year. These incentives are discussed under the heading “Components of the Executive Compensation Program – Annual Incentive Plan” within the Compensation Discussion and Analysis set forth elsewhere in this Proxy Statement. The amounts shown were paid to the Named Executive Officers in December 2007.

(4)	Reflects (i) $16,237 in medical premiums, (ii) $1,564 in dental premiums (iii) $195 in vision premiums, (iv) $1,383 in long-term disability premiums, (v) $983 in short-term disability premiums, (vi) $2,122 auto insurance reimbursement, (vii) $480 parking fee, and (viii) $11,143 in Exec-u-Care medical reimbursement benefits and premiums paid, but not necessarily incurred, during the fiscal year ended September 30, 2007.

(5)	Reflects (i) $11,559 in medical premiums, (ii) $922 in dental premiums, (iii) $120 in vision premiums, (iv) $1,383 in long-term disability premiums, (v) $983 in short-term disability premiums, (vi) $6,124 matching contribution to a 401(k) plan, (vii) $1,329 auto insurance reimbursement, (viii) $480 parking fee, and (ix) $7,300 in Exec-u-Care medical reimbursement benefits and premiums paid, but not necessarily incurred, during the fiscal year ended September 30, 2007.

(6)	Mr. White is the uncle of David K. Miller, UTI’s former Senior Vice President of Campus Admissions.

(7)	Reflects (i) $11,559 in medical premiums, (ii) $922 in dental premiums, (iii) $120 in vision premiums, (iv) $1,383 in long-term disability premiums, (v) $983 in short-term disability premiums, (vi) $3,904 matching contribution to a 401(k) plan, (vii) $480 parking fee and (viii) $9,293 in Exec-u-Care medical reimbursement benefits and premiums paid, but not necessarily incurred, during the fiscal year ended September 30, 2007.

(8)	Reflects (i) $16,237 in medical premiums, (ii) $1,564 in dental premiums, (iii) $195 in vision premiums, (iv) $1,383 in long-term disability premiums, (v) $983 in short-term disability premiums, (vi) $5,642 matching contribution to a 401(k) plan, (vii) $480 parking fee, (viii) $6,911 in Exec-u-Care medical reimbursement benefits and premiums and (ix) $10,385 payable pursuant to a Separation Agreement, Waiver and Release between UTI and Mr. Miller, which is described below in greater detail under the heading “Potential Payments Upon Termination or Change-in-Control.”

(9)	Reflects (i) $11,559 in medical premiums, (ii) $922 in dental premiums, (iii) $120 in vision premiums, (iv) $1,383 in long-term disability premiums, (v) $983 in short-term disability premiums, (vi) $6,005 matching contribution to a 401(k) plan, (vii) $480 parking fee, and (viii) $125 in Exec-u-Care medical reimbursement premium.

(10)	Reflects (i) $16,237 in medical premiums, (ii) $1,564 in dental premiums, (iii) $195 in vision premiums, (iv) $1,383 in long-term disability premiums, (v) $983 in short-term disability premiums, (vi) $4,818 matching contribution to a 401(k) plan, (vii) $480 parking fee, and (viii) $125 in Exec-u-Care medical reimbursement premium.
Grants of Plan-Based Awards in Fiscal Year 2007
     The following table sets forth information regarding grants of plan-based awards in 2007 to each of our Named Executive Officers.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise or	Grant Date
		Estimated Future Payouts Under Non-			Number of	Number of	Base Price	Fair Value
		Equity Incentive Plan Awards (1)			Shares of	Securities	of Option	of Stock and
	Grant	Threshold		Maximum	Stock or	Underlying	Awards	Option
Name	Date	($)	Target ($)	($)	Units (#)	Options (#)	($/Sh) (2)	Awards (3)
Kimberly J. McWaters	2/28/07	—	67,643	406,267 (4)	15,600	9,300	23.63	470,058
Jennifer L. Haslip	2/28/07				4,800	2,800	23.63	143,962
John C. White	2/28/07				12,500	7,400	23.63	376,083
David K. Miller	2/28/07				4,800	2,800	23.63	143,962
Larry H. Wolff	2/28/07				4,800	2,800	23.63	143,962
Sherrell E. Smith	2/28/07				4,800	2,800	23.63	143,962

(1)	Amounts shown represent the dollar value of the estimated possible payout upon satisfaction of the conditions subject to the non-equity incentive plan award granted in the fiscal year. Amounts actually earned in 2007 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Amount shown is the per share exercise price of the option award as determined by reference to the fair market value of UTI’s common stock, which is determined based on the closing price of the stock on the New York Stock Exchange on the grant date.
(3)	The amount shown is the total estimated fair value of the award on the date of grant calculated based on FAS 123R requirements and does not include an estimate for forfeitures.
(4)	Annual incentive plan grant under the 2003 Incentive Compensation Plan, which is discussed under the heading “Components of the Executive Compensation Program — Annual Incentive Plan” within the Compensation Discussion and Analysis set forth elsewhere in this Proxy Statement.
     In fiscal 2007, each of our Named Executive Officers received 75% of his or her grant value in restricted stock and 25% in nonqualified stock options.
     Stock options awarded vest ratably (25% each year) over four years. The option exercise price may be no less than 100% of the fair market value of a share of common stock at the time of grant. Under certain circumstances, the vesting of options for all stock option recipients, including the Named Executive Officers, may accelerate. These circumstances include death, disability, termination without cause within one year following a change-in-control of the Company, or termination by the recipient for good reason. “Good reason” means a material reduction in the recipient’s authority, perquisites, position or responsibilities (other than such a reduction which affects all of the Company’s senior executives on a substantially equal or proportionate basis), or a requirement that the recipient relocate greater than 50 miles from the recipient’s primary work location. Options expire on the earliest of the following events: (i) ten years from the grant date; (ii) the date employment with the Company or any of its subsidiaries is terminated for cause; (iii) 90 days after the date employment with the Company or any of its subsidiaries is terminated for any other reason other than death or disability; or (iv) one year after the date employment with the Company or any of its subsidiaries is terminated because of an employee’s death or disability.
     Restrictions on the shares of restricted stock lapse at a rate of 50% two years from the grant date and 25% each year thereafter. Recipients of restricted stock, including Named Executive Officers, are considered stockholders with respect to all such shares of restricted stock and have all of the rights of a stockholder in the Company with respect to the restricted shares (e.g., they may vote the shares at any meeting of the stockholders of the Company). However, recipients have no rights to any dividends declared with respect to the restricted shares until the restrictions on such shares lapse. All restrictions on the restricted shares lapse upon death, disability, termination without cause within one year following a change-in-control of the Company or termination by the recipient for good reason (which is described in the paragraph above).
Potential Payments Upon Termination or Change-in-Control
     The tables below show the estimated incremental value transfer to each of our current Named Executive Officers under various scenarios related to a termination of employment. The tables below assume that such termination occurred on September 30, 2007, except as it relates to Mr. White as noted below. John White’s employment agreement is structured so that any severance payments continue through the end of his contract term, which is September 30. To illustrate the most conservative scenario, we have assumed a termination date at the beginning of this contract term.
     The actual amounts that may be payable to any current Named Executive Officer can only be determined at the time of an actual termination of employment and may vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to UTI employees generally. For additional information regarding potential payments upon termination or change-in-control, please see the discussion under the heading “Components of the Executive Compensation Program — Post-Employment Compensation Programs” within the Compensation Discussion and Analysis and the information set forth under the heading “Employment-Related Arrangements” set forth elsewhere in this Proxy Statement.

	Retirement or	Termination	Termination	Termination following	Death or	Material Reduction
	Resignation	without Cause	for Cause	Change-in-Control	Disability	in Duties
Kimberly J. McWaters
Severance Payments (1)	—	$862,500	—	$862,500	$575,000	$862,500
Benefits	—	—	—	—	—	—
Stock Options (unvested and accelerated) (2)	—	—	—	—	—	—
Restricted Stock (unvested and accelerated) (2)	—	—	—	441,486	441,486	—
Tax Gross-up	—	—	—	—	—	—
Total	—	$862,500	—	$1,303,986	$1,016,486	$862,500

(1)	$862,500 represents 18 months of base salary; $575,000 represents 12 months of base salary.

(2)	Payout equal to all unvested options and restricted stock. Value for options is estimated as of September 30, 2007 using the fair value of UTI’s common stock on that date minus the grant prices and multiplied by the number of shares.

	Retirement or	Termination	Termination	Termination following	Death or	Material Reduction
	Resignation	without Cause	for Cause	Change-in-Control	Disability	in Duties
Jennifer L. Haslip
Severance Payments (1)	—	$390,000	—	$390,000	$260,000	$390,000
Benefits (2)	—	—	—	24,852	—	—
Stock Options (unvested and accelerated) (3)	—	—	—	—	—	—
Restricted Stock (unvested and accelerated) (3)	—	—	—	18,000	18,000	—
Tax Gross-up	—	—	—	—	—	—
Total (4)	—	$390,000	—	$432,852	$278,000	$390,000

(1)	$390,000 represents 18 months of base salary; $260,000 represents 12 months of base salary.

(2)	Represents 12 months medical and dental and reasonable outplacement benefits.

(3)	Cash lump-sum payout equal to unvested options and restricted stock which would have vested in a 12-month period. Value for options is estimated as of September 30, 2007 using the fair value of UTI’s common stock on that date minus the grant prices and multiplied by the number of shares.

(4)	Total amounts payable upon a change-in-control may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

	Retirement or	Termination	Termination	Termination following	Death or	Material Reduction
	Resignation	without Cause	for Cause	Change-in-Control	Disability	in Duties
John C. White
Severance Payments (1)	—	—	—	$500,000	$500,000	$500,000
Benefits (2)	$202,053	$202,053	$202,053	202,053	202,053	202,053
Stock Options (unvested and accelerated) (3)	—	—	—	—	—	—
Restricted Stock (unvested and accelerated) (3)	—	—	—	299,988	299,988	—
Tax Gross-up	—	—	—	—	—	—
Total	$202,053	$202,053	$202,053	$1,002,041	$1,002,041	$702,053

(1)	$500,000 represents 12 months of base salary. With respect to termination as a result of death or disability, $500,000 represents salary through September 30, 2008 (assuming a termination date of October 1, 2007).

(2)	All termination events require maintenance of health care and executive medical through age 65.

(3)	Payout equal to all unvested options and restricted stock. Value for options is estimated as of September 30, 2007 using the fair value of UTI’s common stock on that date minus the grant prices and multiplied by the number of shares.

	Retirement or	Termination	Termination	Termination following	Death or	Material Reduction
	Resignation	without Cause	for Cause	Change-in-Control	Disability	in Duties
Larry H. Wolff
Severance Payments (1)	—	—	—	$250,000	—	—
Annual Incentive Plan (2)				7,158	—	—
Benefits (3)	—	—	—	24,852	—	—
Stock Options (unvested and accelerated) (4)	—	—	—	—	—	—
Restricted Stock (unvested and accelerated) (4)	—	—	—	140,400	$140,400	—
Tax Gross-up	—	—	—	—	—	—
Total (5)	—	—	—	$422,410	$140,000	—

(1)	$250,000 represents the highest base annual salary during the last 12 months.

(2)	Represents bonus earned and paid.

(3)	Represents 12 months medical and dental and reasonable outplacement benefits.

(4)	Payout equal to all unvested options and restricted stock. Value for options is estimated as of September 30, 2007 using the fair value of UTI’s common stock on that date minus the grant prices and multiplied by the number of shares.

(5)	Total amounts payable upon a change-in-control may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

	Retirement or	Termination	Termination	Termination following	Death or	Material Reduction
	Resignation	without Cause	for Cause	Change-in-Control	Disability	in Duties
Sherrell E. Smith
Severance Payments (1)	—	—	—	$260,000	—	—
Annual Incentive Plan (2)				7,570	—	—
Benefits (3)	—	—	—	30,356	—	—
Stock Options (unvested and accelerated) (4)	—	—	—	—	—	—
Restricted Stock (unvested and accelerated) (4)	—	—	—	135,936	$135,936	—
Tax Gross-up	—	—	—	—	—	—
Total (5)	—	—	—	$433,862	$135,936	—

(1)	$260,000 represents the highest base annual salary during the last 12 months.

(2)	Represents bonus earned and paid.

(3)	Represents 12 months medical and dental and reasonable outplacement benefits.

(4)	Payout equal to all unvested options and restricted stock. Value for options is estimated as of September 30, 2007 using the fair value of UTI’s common stock on that date minus the grant prices and multiplied by the number of shares.

(5)	Total amounts payable upon a change-in-control may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.
     On September 24, 2007, we entered into a Separation Agreement, Waiver and Release with David K. Miller in connection with Mr. Miller’s previously announced departure from the Company effective September 16, 2007.

     Under the agreement, Mr. Miller will receive approximately $405,000 payable in bi-weekly installments over a period of 18 months from the date of the agreement. In addition, Mr. Miller received a bonus in the amount of $7,948 for the fiscal year ended September 30, 2007. The bonus was paid in December 2007 and was based on the performance metrics previously established by the Board of Directors. The agreement includes non-compete and non-solicitation restrictions, which are effective during the 18-month severance period, and other customary provisions including a release of claims. The agreement also includes a provision restricting Mr. Miller’s disclosure of the Company’s confidential information. In addition, the agreement provides for the continued participation of Mr. Miller under the Company’s health benefit plans until September 30, 2007 at which time Mr. Miller may elect to continue his current coverage for up to 18 months in accordance with the health benefit plans and applicable law. If Mr. Miller does not revoke the agreement, the Company will continue to pay towards his coverage a monthly amount equal to the Company paid portion of the insurance premium for the coverage held by Mr. Miller during active employment and any administrative fee for a period of 18 months. Additionally, Mr. Miller shall be entitled, for a period of 18 months following his separation from the Company, to the benefits of the Exec-u-Care program in which Mr. Miller participated at the time of his separation. Mr. Miller’s outstanding equity awards will be treated in accordance with their terms.
     On December 18, 2007, we announced that Ms. Haslip will be leaving the Company on or about March 31, 2008. We have commenced a search for Ms. Haslip’s replacement and anticipate that she will continue working with us in the same capacity until such time as her replacement is identified and integrated. We expect to enter into an agreement with Ms. Haslip outlining the terms of her continued service to, and separation from, the Company.

Outstanding Equity Awards at 2007 Fiscal Year-End
     The following table sets forth certain information regarding all outstanding equity awards for each of our Named Executive Officers, as of September 30, 2007. The values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions have lapsed.

		Option Awards						Stock Awards
											Equity
											Incentive
											Plan
					Equity			Number			Awards:	Equity
					Incentive			of Shares		Market	Number of	Incentive Plan
					Plan Awards:			or Units		Value of	Unearned	Awards:Market
		Number of	Number of		Number of			of Stock		Shares or	Shares,	or Payout Value
		Securities	Securities		Securities			That		Units of	Units or	of Unearned
		Underlying	Underlying		Underlying			Have		Stock That	Other	Shares, Units, or
		Unexercised	Unexercised		Unexercised	Option	Option	Not		Have Not	Rights That	Other Rights
		Options (#)	Options (#)		Unearned	Exercise	Expiration	Vested		Vested ($)	Have Not	Held That Have
Name	Award Date	Exercisable	Unexercisable		Options (#)	Price ($)	Date	(#)		(10)	Vested (#)	Not Vested ($)
Kimberly J. McWaters
	4/2/2002	310,842	0			4.40	4/2/2012
	12/17/2003	100	0			20.50	12/17/2013
	12/17/2003	117,855	39,285	(1)		20.50	12/17/2013
	2/16/2005	32,500	32,500	(2)		38.46	2/16/2015
	6/15/2006	13,125	39,375	(4)		23.25	6/15/2016	8,927	(7)	160,686
	2/28/2007	0	9,300	(6)		23.63	2/28/2017	15,600	(9)	280,800

Jennifer L. Haslip
	4/2/2002	64,862	0			4.40	4/2/2012
	12/17/2003	100	0			20.50	12/17/2013
	12/17/2003	75,428	25,142	(1)		20.50	12/17/2013
	2/16/2005	12,500	12,500	(2)		38.46	2/16/2015
	6/15/2006	4,500	13,500	(4)		23.25	6/15/2016	3,000	(7)	54,000
	2/28/2007	0	2,800	(6)		23.63	2/28/2017	4,800	(9)	86,400

John C. White
	12/17/2003	100	0			20.50	12/17/2013
	12/17/2003	76,606	25,535	(1)		20.50	12/17/2013
	2/16/2005	17,500	17,500	(2)		38.46	2/16/2015
	6/15/2006	6,125	18,375	(4)		23.25	6/15/2016	4,166	(7)	74,988
	2/28/2007	0	7,400	(6)		23.63	2/28/2017	12,500	(9)	225,000

David K. Miller
	12/17/2003	100	0			20.50	12/15/2007
	12/17/2003	56,571	0			20.50	12/15/2007
	2/16/2005	12,500	0			38.46	12/15/2007
	6/15/2006	4,500	0			23.25	12/15/2007

Larry H. Wolff
	6/20/2005	12,500	12,500	(3)		31.27	6/20/2015
	6/15/2006	4,500	13,500	(4)		23.25	6/15/2016	3,000	(7)	54,000
	2/28/2007	0	2,800	(6)		23.63	2/28/2017	4,800	(9)	86,400

Sherrell E. Smith
	12/17/2003	100	0			20.50	12/17/2013
	12/17/2003	15,000	5,000	(1)		20.50	12/17/2013
	2/16/2005	6,000	6,000	(2)		38.46	2/16/2015
	6/15/2006	2,750	8,250	(4)		23.25	6/15/2016	1,875	(7)	33,750
	9/1/2006	1,375	4,125	(5)		18.22	9/1/2016	877	(8)	15,786
	2/28/2007	0	2,800	(6)		23.63	2/28/2017	4,800	(9)	86,400

(1)	The option was granted on December 17, 2003. The shares became exercisable on December 17, 2007.

(2)	The option was granted on February 16, 2005. Assuming continued employment with UTI, the shares will become exercisable on February 16 of each of 2008 and 2009.

(3)	The option was granted on June 20, 2005. Assuming continued employment with UTI, the shares will become exercisable on June 20 of each of 2008 and 2009.

(4)	The option was granted on June 15, 2006. Assuming continued employment with UTI, the shares will become exercisable on June 15 of each of 2008, 2009 and 2010.

(5)	The option was granted on September 1, 2006. Assuming continued employment with UTI, the shares will become exercisable on September 1 of each of 2008, 2009 and 2010.

(6)	The option was granted on February 28, 2007. Assuming continued employment with UTI, the shares will become exercisable on February 28 of each of 2008, 2009, 2010 and 2011.

(7)	The restricted stock award was granted June 15, 2006. Assuming continued employment with UTI, restrictions on the shares of restricted stock will lapse ratably on June 15 of each of 2008, 2009, and 2010.

(8)	The restricted stock award was granted September 1, 2006. Assuming continued employment with UTI, restrictions on the shares of restricted stock will lapse ratably on September 1 of each of 2008, 2009, and 2010.

(9)	The restricted stock award was granted February 28, 2007. Assuming continued employment with UTI, restrictions on the shares of restricted stock will lapse at a rate of 50% two years from the date of the grant and 25% each year thereafter. (50% in 2009 and 25% in each of 2010 and 2011).

(10)	The market value of shares or units of stock that have not vested is based on the per share closing price of UTI’s common stock on September 28, 2007 ($18.00), which was the last trading day of our 2007 fiscal year.
2007 Option Exercises and Stock Vested
     The following table sets forth certain information regarding options exercised by our Named Executive Officers and restricted stock awards that vested during fiscal 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares Acquired	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($) (1)	on Vesting (#) (2)	Vesting ($) (3)
Kimberly J. McWaters			2,976	71,394
Jennifer L. Haslip			1,000	23,990
John C. White			1,389	33,322
David K. Miller	16,467 (4)	192,793 (4)	1,000	23,990
Larry H. Wolff			1,000	23,990
Sherrell E. Smith			918	20,274

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Does not include the net effect of shares withheld to settle individual participant tax obligations.

(3)	Represents the market value of the stock on the vesting date, multiplied by the number of shares that vested.

(4)	Represents shares acquired and value realized upon exercise of the following stock option award: option to purchase 16,467 shares awarded on February 25, 2003 with an exercise price of $7.3122 per share exercised on September 24, 2007 at the fair market value of $19.02 per share.

Employment-Related Arrangements
     Employment Agreement with John C. White. In April 2002, we entered into an employment agreement with John White. Under the terms of the employment agreement, Mr. White agreed to serve as Chief Strategic Planning Officer and Co-Chairman of the Board of Directors. Effective October 1, 2003, Mr. White became Vice Chairman of the Board. Subsequently, on October 1, 2005, Mr. White became Chairman of the Board. The terms of the employment agreement with Mr. White remain in full force and effect notwithstanding the fact that Mr. White now serves as Chairman of the Board. The employment agreement provided for an initial term ending September 30, 2006 and automatically renews for successive one-year terms thereafter, subject to at least 90 days advance notice by either party of a decision not to renew the employment agreement. Mr. White is entitled to receive an annual base salary of $312,500, subject to annual cost of living adjustments and other increases as the Compensation Committee may recommend to the Board.
     Employment Agreement with Kimberly J. McWaters. In April 2002, we entered into an employment agreement with Kimberly McWaters to serve as our President. This agreement provided for an initial term ending March 31, 2005 and automatically renews for successive one-year terms thereafter, subject to at least 90 days advance notice by either party of a decision not to renew the employment agreement. Under the employment agreement, Ms. McWaters is entitled to receive an annual base salary of $280,000, subject to annual cost of living adjustments and other increases as the Compensation Committee may recommend to the Board. Effective as of October 1, 2003, Ms. McWaters became Chief Executive Officer. The terms of the employment agreement with Ms. McWaters remain in full force and effect notwithstanding the fact that Ms. McWaters now serves as the Chief Executive Officer as well as its President.
     Employment Agreement with Jennifer L. Haslip. In November 2003, we entered into an employment agreement with Jennifer Haslip to serve as our Chief Financial Officer. This agreement provided for an initial term ending April 1, 2005 and automatically renews for successive one-year terms thereafter, subject to 90 days advance notice by either party of a decision not to renew the employment agreement. Under the employment agreement, Ms. Haslip is entitled to receive an annual base salary of $195,000, subject to annual cost of living adjustments and other increases as the Compensation Committee may recommend to the Board.
     Provisions Common to Each Employment Agreement. Certain provisions are common to each of the employment agreements described above. For example, each employment agreement:
•	provides that each executive may be paid an annual, performance-based bonus to be determined by the Board of Directors, in its sole discretion;

•	specifies that each executive is entitled to certain perquisites, including reimbursement of expenses, paid vacations, health and medical reimbursement plan, automobile insurance and such other perquisites and benefits. Other perquisites and benefits established from time to time at the sole discretion of the Board of Directors include health, short- and long-term disability, pension and life insurance benefits for executives and their families;

•	provides for our payment of severance compensation and benefits to the executives under certain circumstances, such as when the executive’s employment is terminated by the Company other than for cause, as defined in the employment agreements, or by the executive if the Company materially breaches the employment agreement or due to the executive’s death or disability; and

•	restricts the employee’s disclosure and use of the Company’s confidential information, as defined in the employment agreement, and prohibits the employee from competing with the Company for a period of one year following the termination of employment.
     The Board of Directors approves the operating budget for a given fiscal year and may, upon the recommendation of the Compensation Committee, award bonuses based upon achievement of established targets. In addition, the Board may, upon the recommendation of the Compensation Committee, award bonuses based upon additional factors, including but not limited to extraordinary performance or efforts by individuals, as the Board may in its discretion determine from time to time.
     Change-in-Control Severance Agreements. We entered into change-in-control severance agreements with several of our executive officers and key employees. Each severance agreement provides for the payment of severance compensation and other benefits to the employee depending upon the circumstances of the employee’s termination of employment, such as if the employee is terminated without cause or if the employee leaves for good reason, in each case within 12 months after the Company has undergone a change-in-control, as that term is defined in the severance agreement. Each severance agreement also provides that:
•	as a precondition to our payment of any severance compensation or benefits, the employee must execute a waiver and release that the Company provides to the employee;

•	the amounts paid to or benefits received by the employee are subject to a downward adjustment so that the total payments to the employee due to a change-in-control do not constitute an excess parachute payment, as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, or cause the employee to be required to pay an excise tax under Section 4999 of the Code; and

•	the employee is not required to mitigate any amounts paid or benefits received under the severance agreement by seeking other employment or otherwise.
     As part of the consideration for the payment of the severance payments and benefits, the severance agreement provides that, for a period of 12 months after the termination of employment, the employee covenants not to compete directly or indirectly with the Company or directly or indirectly solicit, recruit or employ any persons or entities with whom the Company currently has business relationships, or have had such relationships within the 24 months prior to such solicitation, recruitment or employment.
     401(k) Plan. We maintain a plan qualified under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, a participant may contribute a maximum of 50% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit ($15,500 in calendar year 2007). The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of our Board of Directors, we may make discretionary matching and/or profit-sharing contributions into the 401(k) Plan for eligible employees.
COMPENSATION COMMITTEE REPORT
     This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.
     The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included elsewhere in this Proxy Statement. Based on this review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in UTI’s Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the Securities and Exchange Commission.
The Compensation Committee:
Linda J. Srere (Chair)
Conrad A. Conrad
Allan D. Gilmour (effective September 19, 2007)
Kevin P. Knight

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth information as of December 31, 2007 with respect to the beneficial ownership of shares of common stock by:
•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors, director nominees and Named Executive Officers (with the exception of David K. Miller); and

•	all of our executive officers and directors as a group.
     Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 31, 2007 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of December 31, 2007 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number	Percent
Directors and Named Executive Officers:
Kimberly J. McWaters (1)	561,324	2.0%
Jennifer L. Haslip (2)	211,054	*
John C. White (3)	2,726,014	9.8%
Sherrell E. Smith (4)	91,520	*
Larry H. Wolff (5)	26,187	*
A. Richard Caputo, Jr. (6)	211,782	*
Conrad A. Conrad	6,000	*
Allan D. Gilmour	1,604	*
Robert D. Hartman (7)	1,137,524	4.1%
Kevin P. Knight	10,000	*
Roger S. Penske	13,000	*
Linda J. Srere	3,000	*
All directors and executive officers as a group (17 persons) (8)	5,398,616	19.5%
5% Holders:
Columbia Wanger Asset Management, L.P. (9)	3,512,100	12.4%
FMR LLC (10)	3,455,148	12.2%
Royce & Associates, LLC (11)	3,519,800	12.5%
Wasatch Advisors, Inc. (12)	2,720,336	9.6%

Unless otherwise noted, the address of each person named in the table is 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.

*	Less than 1%.

(1)	Includes 24,527 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); 532,282 shares of common stock subject to exercisable options; 405 shares of restricted stock held by Ms. McWaters’ spouse; and 1,675 shares of common stock subject to exercisable options held by Ms. McWaters’ spouse. Ms. McWaters has sole voting and investment power over 559,124 shares and shared voting and investment power over 2,200 shares. Ms. McWaters is UTI’s President and Chief Executive Officer.

(2)	Includes 7,800 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); 189,482 shares of common stock subject to exercisable options; 13,000 shares of common stock held of record by David N. Wine and Jennifer L. Haslip Revocable Living Trust, of which Ms. Haslip is a trustee; and 100 shares of common stock held by Ms. Haslip’s spouse. Ms. Haslip has sole voting and investment power over 197,954 shares and shared voting and investment power over 13,100 shares. Ms. Haslip is UTI’s Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary.

(3)	Includes 2,464,675 shares of common stock held of record by Whites’ Family Company, LLC; 107,314 shares held of record by John C. White and Cynthia L. White 1989 Family Trust, of which John C. White is a trustee; 16,666 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); 136,466 shares of common stock subject to exercisable options; and 950,000 shares currently pledged as security. The White Descendants Trust u/a/d September 10, 1997 is the sole member and manager of Whites’ Family Company, LLC. John C. White is the trustee of the White Descendants Trust u/a/d September 10, 1997. Mr. White has sole voting and investment power over 154,025 shares and shared voting and investment power over 2,571,989 shares. Mr. White is UTI’s Chairman of the Board.

(4)	Includes 7,552 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); 33,925 shares of common stock subject to exercisable options; 3,675 shares of restricted stock held by Mr. Smith’s spouse; and 5,325 shares of common stock subject to exercisable options held by Mr. Smith’s spouse. Mr. Smith has sole voting and investment power over 80,937 shares and shared voting and investment power over 10,582 shares. Mr. Smith is UTI’s Executive Vice President of Operations.

(5)	Includes 7,800 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years) and 17,700 shares of common stock subject to exercisable options. Mr. Wolff is UTI’s Senior Vice President and Chief Information Officer.

(6)	A. Richard Caputo, Jr. is a managing principal of The Jordan Company, LP. The business address for Mr. Caputo is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(7)	Includes 592,886 shares of common stock held by The Robert and Janice Hartman Family Trust, of which Robert D. Hartman is a trustee; 416,147 shares of common stock held of record by Hartman Investments Limited Partnership, of which Robert D. Hartman is a general partner; and 128,491 shares of common stock subject to exercisable options. Mr. Hartman has sole voting and investment power over 721,377 shares and shared voting and investment power over 416,147 shares.

(8)	Includes 3,978,928 shares of common stock; 100,478 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four years); and 1,319,227 shares of common stock subject to exercisable options.

(9)	Based solely on the information provided in Schedule 13G (Amendment No. 1) filed by Columbia Wanger Asset Management, L.P. (“Columbia”) with the Securities and Exchange Commission on January 11, 2007. Columbia is an investment adviser registered under the Investment Advisers Act of 1940. Columbia has sole voting and dispositive authority with respect to 3,512,100 shares. The Schedule 13G includes the shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia. The business address for Columbia is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(10)	Based solely on the information provided in Schedule 13G filed by FMR LLC (“FMR”) with the Securities and Exchange Commission on December 10, 2007 by FMR LLC (“FMR”), a parent holding company, on behalf of a group of FMR’s entities or affiliates. FMR has sole dispositive authority with respect to 3,455,148 shares. The business address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	Based solely on the information provided in Schedule 13G (Amendment No. 1) filed by Royce & Associates, LLC (“Royce”) with the Securities and Exchange Commission on January 25, 2007. Royce is an investment adviser registered under the Investment Advisers Act of 1940. Royce has sole voting and dispositive authority with respect to 3,519,800 shares. The business address for Royce is 1414 Avenue of the Americas, New York, New York 10019.

(12)	Based solely on the information provided in Schedule 13G (Amendment No. 1) filed by Wasatch Advisors, Inc. (“Wasatch”) with the Securities and Exchange Commission on February 15, 2007. Wasatch is an investment adviser registered under the Investment Advisers Act of 1940. Wasatch has sole voting and dispositive authority with respect to 2,720,336 shares. The business address for Wasatch is 150 Social Hall Avenue, Salt Lake City, Utah 84111.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our shares with the Securities and Exchange Commission. Due to administrative error, the following persons inadvertently filed late reports after the required filing date: Messrs. Freed, Miller, White and Wolff and Ms. Haslip each reported one late transaction on a Form 5; Ms. McWaters filed one Form 4 after the required filing date and reported one late transaction on a Form 5; Mr. Smith filed one Form 4 after the required filing date and reported one late transaction on a Form 5; and Mr. Speer filed one Form 4 after the required filing date.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy Regarding Transactions with Related Persons
     During fiscal 2007, the Board of Directors adopted a written Related Party Transaction Policy (the “Policy”). In accordance with the Policy, all “Interested Transactions” with a “Related Party” are subject to review and approval by the Nominating and Corporate Governance Committee. Ongoing or long-term transactions with a Related Party in existence at the time the Policy was adopted, if any, will also be subject to ratification on at least an annual basis. For purposes of the Policy, an “Interested Transaction” is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships (including any indebtedness or guaranty of indebtedness) in an amount equal to or exceeding $60,000 in any fiscal year in which the Company, including any of its subsidiaries, was, is or will be a participant and in which any “Related Party” had, has or will have a direct or indirect material interest. Any indirect interest includes an interest held by or through any entity in which any “Related Party” is employed or is a partner or principal; or in a similar position or in which such “Related Party” has a 10% or greater beneficial ownership interest. A “Related Party” includes executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of UTI’s voting securities and any immediate family member of any of the foregoing persons.
     In considering whether to approve an Interested Transaction, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: (i) the Related Party’s relationship with the Company and interest in the transaction; (ii) the material facts of the proposed Interested Transaction, including the proposed value of such transaction, or, in the case of indebtedness, the principal amount that would be involved; (iii) the benefits to the Company of the Interested Transaction; (iv) an assessment of whether the Interested Transaction is on terms that are comparable to the terms available with an unrelated party; (v) in the case of an existing transaction, the impracticability or cost of securing alternative arrangements and (vi) such other factors as the Committee deems relevant.
     The Policy provides for standing pre-approval for certain categories of transactions with a Related Party without the need for specific approval by the Nominating and Corporate Governance Committee.

These categories are: (i) certain transactions with other companies where the Related Party’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (ii) charitable contributions, grants or endowments by the Company to charitable organizations, foundations or universities at which a Related Party’s only relationship is as an employee (other than as an officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (iii) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with a Related Party.
Registration Rights Agreement
     We are a party to a registration rights agreement with the following stockholders: (i) JZ Equity Partners plc and the permitted transferees of The Jordan Company, LLC (collectively, the TJC Stockholders); (ii) Charlesbank Voting Trust, Charlesbank Equity Fund V, Limited Partnership, CB Offshore Equity Fund V, L.P., CB Equity Co-investment Fund V, Limited Partnership and Coyote Training Group, LLC (collectively, the Charlesbank Stockholders), (iii) Worldwide Training Group, LLC; (iv) Whites’ Family Company, LLC; and (v) Robert D. Hartman. Pursuant to the registration rights agreement, each of the TJC Stockholders, the Charlesbank Stockholders and Worldwide Training Group, LLC have one “demand” registration right. Pursuant to this demand right, at any time after June 13, 2004, any of the TJC Stockholders, the Charlesbank Stockholders and Worldwide Training Group, LLC could request that we file a registration statement under the Securities Act of 1933 to cover the restricted shares of our common stock that they own, subject to certain conditions. Pursuant to the registration rights agreement, this demand right terminates from and after the date on which for any reason those stockholders having the demand right cease to beneficially own at least 5% of our issued and outstanding shares of common stock. Each of the TJC Stockholders, the Charlesbank Stockholders and Worldwide Training Group, LLC have ceased to beneficially own at least 5% of our issued and outstanding shares of common stock. Consequently, the demand registration right under the registration rights agreement has terminated.
     The registration rights agreement also provides for “piggyback” registration rights with respect to the restricted shares of our common stock held by each of the stockholders party to this agreement, including Robert D. Hartman, one of our Directors and our former Chairman of the Board, and Whites’ Family Company, LLC, an entity controlled by John White, our Chairman of the Board. Accordingly, if we propose to register any of our common stock for sale to the public, we are required to give written notice of our intention to do so to each of the stockholders who is a party to this agreement and to use our best efforts to include in the registration statement the number of restricted shares of our common stock beneficially owned and requested to be registered by such stockholders, subject to reduction of such shares under certain circumstances by an underwriter. If a reduction of shares is necessary, stockholders who request to participate in the registration will do so pro rata based on the numbers of shares held by such stockholders on a fully-diluted basis, except that we will have first priority to register shares of our common stock if we initiate the registration for our own account.
Transactions with Management and Others
     Since 1991, we have leased some of our properties from entities controlled by John C. White, the Chairman of the Board of Directors, or entities in which Mr. White’s family members have an interest. A portion of the property comprising the Orlando location is occupied pursuant to a lease with the John C. and Cynthia L. White 1989 Family Trust, with the lease term expiring on August 19, 2022. The annual base lease payments for the first year under this lease totaled approximately $326,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Another portion of the property comprising the Orlando location is occupied pursuant to a lease with Delegates LLC, an entity controlled by the White Family Trust, with the lease term expiring on July 1, 2016. The beneficiaries of the White Family Trust, which is an irrevocable grantor trust, are Mr. White’s children and the trustee of the trust is not related to Mr. White.

Annual base lease payments under this lease totaled approximately $680,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Additionally, since April 1994, we have leased two of our Phoenix properties under one lease from City Park LLC, a successor in interest of 2844 West Deer Valley L.L.C. and in which the John C. and Cynthia L. White 1989 Family Trust holds a 25% interest. This lease expires on February 28, 2015, and the annual base lease payments under this lease, as amended, totaled approximately $463,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. The table below sets forth the total payments that the Company made in fiscal 2005, 2006 and 2007 under these leases:

		John C. and Cynthia L. White
	City Park LLC	1989 Family Trust	Delegates LLC
Fiscal 2005	$488,523	$436,036	$877,544
Fiscal 2006	$507,351	$534,137	$831,759
Fiscal 2007	$621,992	$564,793	$1,022,818
We believe that the rental rates under these leases approximate the fair market rental value of the properties at the time the lease agreements were negotiated.
     Chris McWaters, the husband of our Chief Executive Officer, Kimberly McWaters, works for UTI as our Director of Manufacturer Specific Advanced Training Admissions and has been employed by the Company for over 15 years. Chris McWaters’ compensation in fiscal 2007, including the value of equity-based compensation awarded to him, totaled approximately $119,480. He is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Incentive Compensation Plan. In fiscal 2007, Chris McWaters received a grant of 400 shares of restricted stock under our 2003 Incentive Compensation Plan.
     Lori Smith, the wife of our Executive Vice President of Operations, Sherrell Smith, works for UTI as our Vice President of Financial Aid Operations and Student Services and has been employed by the Company for 14 years. Lori Smith’s compensation in fiscal 2007, including the value of equity-based compensation awarded to her, totaled approximately $268,521. She is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Incentive Compensation Plan. In fiscal 2007, Lori Smith received grants of 1,000 stock options and 4,000 shares of restricted stock under our 2003 Incentive Compensation Plan.
     Michelle Cutler, the wife of our Senior Vice President of Field Admissions, Joseph Cutler, works for UTI as our Lead Project Coordinator and has been employed by the Company for three years. Michelle Cutler’s compensation in fiscal 2007 totaled approximately $43,557. She is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Incentive Compensation Plan.
     Bobbie Adler, the wife of our acting Senior Vice President of Campus Admissions, Robert Adler, works for UTI as our Director of Training for Financial Aid and has been employed by the Company for one month. She is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Incentive Compensation Plan.
SUBMISSION OF STOCKHOLDER PROPOSALS
     From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our year 2009 annual meeting during February

2009. We must receive proposals for our 2009 annual meeting no later than September 17, 2008, for possible inclusion in the proxy statement, or between October 30, 2008 and November 29, 2008, for possible consideration at the meeting. Stockholders should direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
ANNUAL REPORT
     Our 2007 annual report to stockholders has been mailed to stockholders concurrently with the mailing of this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.
     Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our annual report on Form 10-K for the year ended September 30, 2007 as filed with the SEC. Any exhibits listed in the annual report on Form 10-K also will be furnished upon request at the actual expense that we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
     Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and the Proxy Statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing our Corporate Secretary at Universal Technical Institute, Inc., 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027, telephone (623) 445-0727.
Phoenix, Arizona
Dated: January 15, 2008

Proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 27, 2008
The undersigned appoints John C. White and Kimberly J. McWaters, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of UNIVERSAL TECHNICAL INSTITUTE, INC. (“UTI”), to be held on February 27, 2008, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of UTI held of record by the undersigned on January 7, 2008.
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
See reverse for voting instructions.

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE POST PAID ENVELOPE.
Votes Must Be Indicated (X) In Black Or Blue Ink: ☒

The Board of Directors Recommends a Vote FOR Item 1.		The Board of Directors Recommends a Vote FOR Item 2.
1. Election of Directors:		2. Ratification of Appointment of Independent Auditors.

FOR all nominees listed (except ☐	WITHHOLD AUTHORITY ☐	FOR	AGAINST	ABSTAIN
as marked to the contrary)	to vote for all nominees listed	☐	☐	☐

EXCEPTIONS* ☐

Nominees: 01 Conrad A. Conrad and 02 Kimberly J. McWaters		At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.
(Instructions: To withhold authority to vote for any indicated nominee, mark the “Exceptions*” box and write that nominee’s name on the blank line below.)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.
Exceptions*

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

SCAN LINE

Stockholder sign here	Co-Owner sign here	Date
This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.